UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 26, 2013

DineEquity, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15283	95-3038279
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

450 North Brand Boulevard, Glendale, California	91203-2306
(Address of principal executive offices)	(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Appointment of New Director

On February 26, 2013, the Board of Directors of DineEquity, Inc. (the “Corporation”), acting pursuant to the authority granted to it by the Corporation’s Amended Bylaws, increased the size of the Board of Directors from 10 to 11 members.  On February 26, 2013, the Board of Directors also appointed Douglas M. Pasquale to fill the vacancy created by the increase in the size of the Board of Directors, effective as of March 1, 2013.  Mr. Pasquale is an independent director who will serve as a Class II director with a term expiring at the Corporation’s 2014 annual meeting of stockholders.  At the present time, Mr. Pasquale has not been assigned to any committees of the Board of Directors.

Mr. Pasquale will participate in the Corporation’s standard non-employee director compensation arrangements, under which he will receive an annual board retainer of $65,000, an additional annual committee retainer for serving on any committees of the Board of Directors, and an annual equity award to be granted in 2014 pursuant to Corporation’s 2011 Stock Incentive Plan. The annual board retainer for the first year will be prorated from the date of appointment. In connection with his appointment to the Board of Directors, Mr. Pasquale will also receive an initial equity award of 1,429 restricted stock units that will cliff vest in full three years from the date of grant and settle in shares of common stock.

Mr. Pasquale, 58, served as senior advisor to the chairman and chief executive officer of Ventas, Inc. (NYSE: VTR) from July 2011 to December 2011 upon its acquisition of Nationwide Health Properties, Inc. (NYSE: NHP), a real estate investment trust that invested in medical office buildings, senior housing and long-term care facilities. Mr. Pasquale was also appointed to the board of directors of Ventas on July 1, 2011 and continues to serve on that board.  Prior to the acquisition of Nationwide Health Properties by Ventas, Mr. Pasquale served as chairman of the board of directors of Nationwide Health Properties, Inc. from May 2009 to July 2011, as president and chief executive officer of Nationwide Health Properties from April 2004 to July 2011, and as executive vice president and chief operating officer of Nationwide Health Properties from November 2003 to April 2004.  He also was a director of Nationwide Health Properties from November 2003 to July 2011.  Mr. Pasquale previously served in various roles (most recently chairman and chief executive officer) at ARV Assisted Living, Inc., an owner and operator of assisted living facilities, from June 1998 to September 2003 and concurrently served as president and chief executive officer of Atria Senior Living Group, Inc. from April 2003 to September 2003. He also served as president and chief executive officer of Richfield Hospitality Services, Inc. and Regal Hotels International-North America from 1996 to 1998 and as its chief financial officer from 1994 to 1996.  In addition to Ventas, Inc., Mr. Pasquale currently serves as a member of the boards of directors of Alexander and Baldwin, Inc. (NYSE: ALEX), Terreno Realty Corporation (NYSE: TRNO) and Sunstone Hotel Investors, Inc. (NYSE: SHO). He received a bachelor’s degree in accounting and an MBA from the University of Colorado.

There are no arrangements or understandings pursuant to which Mr. Pasquale was elected as a director, and there are no related party transactions between the Corporation and Mr. Pasquale.

The Corporation issued a press release announcing the appointment of Mr. Pasquale to the Board of Directors.  The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 1, 2013	DINEEQUITY, INC.

	By:	/s/ Bryan R. Adel
Bryan R. Adel Senior Vice President, Legal, General Counsel and Secretary